SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

______________

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): September 6, 2005

______________

Advantage Capital Development Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada		87-0217252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19066 N.E. 29th Avenue, Aventura, FL 33180

(Address of Principal Executive Offices)(Zip Code)

(305) 749-1186

(Registrant’s Telephone Number, Including Area Code)

2999 N.E. 191st Street, PH2 Aventura, FL 33180

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02. ELECTION OF DIRECTORS

On September 6, 2005, Advantage Capital Development Corp. appointed Alex Roytman and Jami Agins to its board of directors.

Alex Roytman is a real estate professional with 16 years experience in all facets of the industry including facilities management and commercial and residential sales. He currently serves as the principal of Premiere Estates Realty, Inc. which is a real estate firm based in Pembroke Pines, Florida. Premiere specializes in high-end, residential sales in the Western Broward County region including Weston, Pembroke Pines, Davie, Grand Palms, etc. Prior to establishing his own firm, Mr. Roytman was the sales director and managing broker for Grand Palms Realty, Inc., an upscale community in Western Broward County where he was responsible during his tenure for overseeing sales in excess of $20 million.

He honed his commercial real estate skills at Transworld Realty where he initially served as a consultant and eventually became president. He began his career at Brickell Investment Realty where he specialized in facilities management. Mr. Roytman earned a Bachelor of Arts degree from Florida International University where he also attended the graduate honors program and is a graduate of the Hebrew Academy, Miami Beach. He is a member of the South Broward Board of Realtors as well as a member of the National Association of Realtors (NAR).

Jami Agins, a Massachusetts native, earned a BS degree in marketing and political science from Boston College. She relocated to South Florida in 1979 and is currently the managing broker and a franchisee of an international real estate company. Ms. Agains has an extensive background in finance as well as structured finance as it relates to commercial and residential real estate. She has been involved in tens of millions of dollars of transactions and consistently ranks in the top 5 percent nationwide in completed transactions versus her peers. Jamie is a member of several professional organizations including the National Association of Realtors

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On September 6, 2005, Advantage Capital Development Corp. issued a press release announcing the appointment of Alex Roytman and Jami Agins to its board of directors as well as the relocation of its corporate offices. The Company also announced it has relocated its corporate offices to 19066 N.E. 29th Avenue, Aventura, Florida. The new phone number is 305-749-1186.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b) Exhibits
Number	Exhibit
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANTAGE CAPITAL DEVELOPMENT CORP.

By:	/s/Jeff Sternberg
Jeff Sternberg, President

September 8, 2005